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                                                                    EXHIBIT 10.4
                       THE MINISTRY OF THE COMMUNICATIONS
                          OF THE REPUBLIC OF KAZAKHSTAN
                                LICENSE NUMBER 61
                       FOR PROVISION OF TELECOMMUNICATION
                         ACTIVITIES ON THE TERRITORY OF
                           THE REPUBLIC OF KAZAKHSTAN.

1.     ISSUED TO:

           Closed-type joint stock company BECET International.

2.     THE DATA ON THE LICENSE HOLDER:

           Mail address:
              480002, Almaty
              Zhurgeneva Street, Number 9
              Telephone number: (73272) 30 00 76
              Telefax number: (73272) 30 01 43

3.     TYPE OF ACTIVITY:

           Creation and operation of a public cellular communication system providing mobile radio communication services.

4.     TERRITORY:

           The Republic of Kazakhstan, including the territory, the territorial waters and continental shelf, over which the Republic exercises jurisdiction under the international law ("Authorized Geographic Area").

5.     SPECIFIC CONDITIONS:

       5.1 SCOPE OF THE LICENSE

           5.1.1 Scope of the License. The Grantee is authorized by this License to establish and operate a land-based public mobile telecommunications service network consisting of transmission and reception equipment operating on the frequencies specified in Section 5.2 hereof, switching equipment for the exchange of mobile telecommunications services and other appropriate equipment (including subscriber mobile, transportable and portable equipment, appropriate microwave transmission and reception equipment and



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metallic, coaxial or fiber optic cable equipment) in accordance with the standards promulgated for an advanced mobile phone system ("AMPS") in the Standard ANSI/EIA/TIA-553-89 and associated interim standards TIA/IS-19-B and TIA/IS-20-A by the Telecommunications Industry Association located in Washington, D.C. ("AMPS Network"). Grantee is also hereby authorized to establish and operate networks employing technology conforming to the standards for digital AMPS, which the Ministry of Communications ("MOC") may from time to time decide to authorize for use in connection with the provision of the services described herein (collectively, along with the AMPS Network, referred to herein as the "Network"). In the case the MOC is not able to provide intercity circuits in sufficient number or with the required quality, the Grantee may apply to the MOC for approval and/or licensing to install satellite earth stations to be used for the purposes of the Network. The MOC will grant such permission and/or license within 30 days of request by the Grantee.

           During the term of this License, the Grantee is authorized, within the Authorized Geographic Area, to provide, by means of the Network:

           (a) Origination, termination and carriage of all mobile and portable voice and data services capable of being offered by the Network authorized hereby ("Cellular Service");

           (b) Cellular Services to users of other cellular mobile systems (including users registered primarily to systems licensed by other countries) ("Roaming Services");

           (c) Value-added services, including but not limited to conference calling, voicemail, message waiting, call waiting, call forwarding, selective call acceptance, call blocking, caller identification, call screening, speed calling and return-call dialing;

           (d) Other services as may be authorized from time to time by the MOC either upon the application of the Grantee or, pursuant to Section 5.9.5 hereof, on its own motion; and

           (e) Leases or resale of excess capacity on the microwave, cable or satellite earth station facilities for use in the Network authorized hereunder on a dedicated basis by third parties, after approval by

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the MOC, including other telecommunications service providers; provided, however, that any excess capacity on Grantee's aforementioned facilities which the Grantee proposes to resell or lease will first be offered to the MOC at prices, terms and conditions that are the same as those on which the PSTN's facilities are offered to business users, with a discount of 20% (twenty percent). The MOC will have thirty (30) days to notify the Grantee in writing of its intention to purchase or lease such excess capacity. If thirty (30) days pass without receipt by Grantee of such notice from the MOC, he will be free to resell or lease the excess capacity to a third party.

           Grantee may provide services authorized herein for local, intercity and international calling over its own owned and operated facilities.

           5.1.2 Description of Authorized Network. The Network shall be designed, constructed and operated in compliance with international standards. In the event that new applicable technical standards are developed by an appropriate authority which the MOC desires to implement, the Grantee may be required, after compliance with the procedures specified in Section 5.9.5 of this License and following the expiration of an appropriate transitional period, to comply with the new standards.

           5.1.3 Exclusivity and Right of First Refusal. The MOC shall not issue licenses to create and operate any other cellular communications network, within the Authorized Geographic Area until the fifth anniversary of the date of the signing of this license. After this time if the MOC determines that it is necessary to create and operate networks with the standards of GSM or NMT-450 or any other technology for the provision of any such mobile communications services, it will offer such license to all of the interested parties including the Grantee. Grantee shall then have thirty (30) days within which to notify the MOC in writing of its desire to accept such license before the MOC grants such license to any other entity. In accordance with Section 5.1.1 hereof, Grantee need not specifically accept such additional licenses in order to construct, operate and offer services over additional telecommunications networks based on such technologies as the MOC shall authorize from time to time. MOC retains all other rights not granted to Grantee hereunder.

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           5.l.4 No Prior License or Unauthorized Operations. The MOC hereby warrants that it has the exclusive right to issue licenses for the commercial operation of land-based public mobile telecommunications networks and that it has not previously authorized or allowed any entity other than BeSeT to create and operate a cellular communications network within the Authorized Geographic Area, providing mobile radio communications services and such authorization is hereby superseded as of the date of the signing of this license.

       5.2 AUTHORIZED FREQUENCY

           5.2.1 Initial Frequency. The Grantee is authorized to construct and operate its Network employing on an exclusive basis the following cellular frequencies: 825-845 MHz and 870-895 MHz. To the extent any portion of these bands in any region of the Authorized Geographic Area is presently reserved for use by anyone, the MOC shall, in coordination with the Grantee, promptly identify alternative frequencies acceptable to Grantee, compatible with the technical standards applicable to the Network and sufficient in capacity for the provision by Grantee of the services authorized herein. Grantee is hereby authorized to construct and operate its Network employing these alternative frequencies on an exclusive basis. Grantee is also authorized to locate its facilities on the necessary rights of way, to construct and operate cable (whether fiber optic, coaxial or metallic cable) and microwave transmission systems and related facilities connecting its base stations to its switch and connecting Network switching facilities to a point of interconnection with any other telecommunications network. Grantee is authorized to operate its microwave facilities transmitting and receiving without interference on the appropriate frequencies including, without limitation, in the 2 GHz, 4 GHz, 6 GHz, 8 GHz, 11 GHz, 15 GHz, 18 GHz, 21 GHz and 23 GHz bands if they are used for the organization of cellular networks operation.

           Subject to conditions outlined by normative acts of the Republic of Kazakhstan, the Grantee may, without further approval of the MOC, use all cellular frequencies specified above throughout its Authorized Geographic Area, provided, however, that the Grantee shall cooperate regarding its usage of any of such frequencies with adjacent nations, where necessary; and provided further that the Grantee shall cooperate

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with other users of frequency duly licensed or authorized under the laws of other sovereign nations and adopt reasonable measures to eliminate any frequency interference. Issues of frequency interference involving the Grantee and other authorized service providers or users in the Republic or in other sovereign nations may be presented to the MOC for resolution by any of the parties involved.

           5.2.2 Additional Frequency. If the MOC authorizes the use of other technologies for the provision of services by Grantee pursuant to Sections 5.1.1 and 5.1.3 hereof, the MOC will, within three months after the acceptance of such decisions, authorize the Grantee to use such frequencies as is appropriate (both in terms of technical compatibility and capacity needs) for the implementation and use of such technology and provision of such services.

           5.2.3 Implementation. The MOC will provide necessary support (including, without limitation, by way of issuance of certificates, authorizations, confirmations, allocations and other approvals) of the State Commission for Radio Frequencies Allocation, the Republic and regional State Inspectorates for Electric Communications, and such other governmental agencies or bodies with appropriate jurisdiction (collectively "Governmental Bodies") as may be necessary for the Grantee to construct, operate and provide services using the Network.

       5.3 GRANTEE OBLIGATIONS

           5.3.1 License Fees. In full consideration for all rights granted hereunder, the Grantee is obliged to pay the MOC not later than March 31 of each year during any term of the License a sum equal to 6.0% of the Grantee's previous year's annual (after tax) net profits from Cellular Service provided to subscribers in Kazakhstan.

           For the use of frequencies described in this license, Grantee shall pay to the Republican State Inspectorate for Electric Communications in the amounts and the manner established by the regulatory acts of the Republic of Kazakhstan. This sum will be included in the general amount of payments for the License Fee.

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           5.3.2 Coverage Requirement. The Grantee shall provide Cellular
Service in accordance with the Roll Out Schedule specified below.

                                ROLL OUT SCHEDULE

--------------------------------------------------------------------------------
                                                              RELIABLE CELLULAR
                                                               SERVICE COVERAGE
                                                                   REQUIRED BY:
----------------------------------------------------
1.        Greater Almaty area                          1994
2.        10-12 Regional centers                       1994/1996
          (to be specifically identified after
          market analysis and approval by the MOC)

----------------------------------------------------

           5.3.3 Confidentiality of Communications. The Grantee shall not monitor or disclose the content of any communication transmitted over its Network, except as may be necessary to monitor such communications as part of its regular maintenance activities unless provided otherwise by applicable law. The Grantee shall not use or publish information received from subscribers for purposes other than those for which the information was obtained without the relevant subscriber's consent, provided however, that the Grantee may use such information in connection with the provision of its services to such subscriber.

       5.4 INTERCONNECTION

           5.4.1 Interconnection with the Public Switched Telephone Network.
The Grantee shall have the right, and is hereby authorized, to connect its Network to the public switched telephone network ("PSTN"), including any appropriate satellite uplink, downlink lines and transponder facilities, free of charge. This interconnection will be provided at a level to ensure to the users of the Network a priority access to international and intercity connections. The MOC shall cause the PSTN operator(s), at Grantee's request, to provide all necessary facilities and service arrangements to achieve these connections free of charge to Grantee, as expeditiously as practical, and at those facilities in the PSTN that the Grantee reasonably deems to be appropriate.

           The Grantee shall pay to the PSTN operator a usage fee per minute of air time according to rates established in the agreement with the MOC.

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           The Grantee shall withhold from its payments to the PSTN operator a reasonable percentage (from 5% to 7%) to be agreed, on a basis consistent with international practice, for billing and collection services.

           In the event of amendments to the laws or rates in effect, corresponding changes in payments to the PSTN operator shall be made.

           The Grantee shall be authorized to inform the operator of any telecommunications network, including the PSTN, connected to the Grantee's Network, of the rates to be charged by such operator for calls from such other communications networks, including the PSTN, to the Network. Such operator shall bill, collect and deliver to Grantee the payments received for such calls terminating on Grantee's Network, provided, however, that such operator may deduct a reasonable fee designed to cover the reasonable costs of billing and collection of such call charges.

           5.4.2 Quality of Interconnection. Grantee shall not affect adversely or otherwise unreasonably interfere with the provision of services by interconnected networks and equipment.

       5.5 EQUIPMENT

           5.5.1 Standards. The Grantee is under the obligation to take reasonable measures to assure that only terminal equipment meeting applicable international standards will be connected to the Network, and Grantee shall be obligated to interconnect all such equipment upon request. The Grantee shall not demand that equipment to be interconnected meet standards which exceed those defined in the applicable regulations and standards. The Grantee is obliged to provide the certification test for technical communication facilities to be interconnected with PSTN.

           5.5.2 Equipment and Facilities. Subject to Section 5.9.4 hereof, the Grantee shall own the Network's base station transmission and reception equipment and the Network switching equipment. The procedures for importation of equipment for the purposes of the Network and to be used to provide services shall be governed by the laws of the Republic of Kazakhstan. Grantee may sell or lease subscriber mobile, portable and transportable units directly to

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subscribers and to its agents, dealers and resellers at its own prices.

       5.6 SERVICE QUALITY

           5.6.1 Service Standards. The Grantee shall provide reliable Cellular Service that meets or exceeds the minimum applicable technical and service performance standards.

           5.6.2 Customer Service. The Grantee shall establish measures to permit subscribers to receive assistance at reasonable times.

           5.6.3 Billing. The Grantee may specify the content of its own bills. Bills shall be rendered not less than bi-monthly. Subscribers shall not be billed for calls that are not established with the called party (or a forwarded party or message service), nor for any time prior to the time the connection with the called party (or a forwarded party or message service) is established. The Grantee may terminate services to any subscriber for nonpayment of bills or for using the Network in any manner that interferes with usage of the Network by other subscribers or is otherwise inconsistent with the integrity of the Network.

       5.7 EMERGENCY SERVICES

           5.7.1 Emergency Call Service. The Grantee shall enable users to make free calls from any subscriber equipment unit to police, fire and public ambulance and gas network emergency services.

           5.7.2 Emergency Situations.

           The Grantee shall provide a priority to the information concerning the state security, human lives on the water, land, in air or outer space, as well as exclusively urgent epidemic information, signs and notices for populations on the threats or events of emergencies.

           The Government of the Republic of Kazakhstan has a priority right to use any telecommunication networks in the case of natural disasters, quarantines, catastrophes, industrial accidents and other emergency situations and circumstances.

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           The Grantee shall reserve 1-2% of the capacity on its Network for
Government use during a declared national emergency and, to the extent possible, the Grantee shall use its best efforts to assure and maintain those telecommunications services that the Government declares are essential in such emergency circumstances provided that a reasonable compensation shall be paid to the Grantee.

       5.8 GENERAL PROVISIONS

           5.8.1 Participation in International Affairs. At the invitation of the MOC, the Grantee may participate in delegations of the Republic to international telecommunications standard or policy setting organizations. The Grantee may make reasonable contributions to the work of such international cooperation bodies and in the specification work for cellular mobile networks and services. In any event, Grantee should be kept informed on a timely basis of developments of such organizations affecting its business.

           5.8.2 Nondiscrimination. The Grantee shall not deny reasonable requests for service, provision of which is contemplated in the Network services, nor shall it unreasonably discriminate between or among similarly located subscribers or potential subscribers.

           5.8.3 License Amendment. The License may be modified by the MOC to adjust to exceptional or unforeseen circumstances and in each case only to the minimum extent necessary and after complying with the requirements of Section
5.9.5 hereof; provided, however, that in no event within the first five (5) years of the Initial Term shall the frequencies assigned to the Grantee herein be reduced or reassigned, or the territory authorized to be served by the Grantee herein be reduced or redefined. The MOC shall adopt appropriate transitional periods prior to the effective date of any License amendment made hereunder.

           5.8.4 Ownership of Facilities. All facilities constructed or purchased by the Grantee for the provision of services under this License shall be and remain the property of the Grantee, regardless of termination, amendments, non-renewal or revocation of the License. In the event of nationalization or any other confiscation of Grantee's facilities, a compensation for the value of the facilities shall be pro-


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vided in accordance with the laws of the Republic of Kazakhstan.

           5.8.5 Dispute Resolution. The Grantee should seek to resolve all disputes arising between it and other telecommunications service providers or its subscribers in good faith. In the event that conflicts concerning the compliance of Grantee or other telecommunications service provider with any term of its license between the Grantee and other providers of telecommunications services cannot be resolved between the parties, either party may seek MOC action to enforce the term of the License. Any subscriber bringing a complaint under this Section must be able to show that he or she was in fact directly and negatively affected by the interpretation asserted by the Grantee.

           Grantee may appeal any decision of the MOC in connection with this Section for final settlement under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The arbitration shall be held in Vienna, Austria. The language of the arbitration shall be English.

           5.8.6 Responsibility to Users. The Grantee will be solely responsible to its subscribers for providing the services it offers, for which the Republic, the Government and its various branches and agencies, including, but not limited to, the MOC remain exempt of all responsibility. Disputes arising between subscribers and the Grantee shall be resolved in accordance with Section 5.8.5 hereof.

           5.8.7 Transferability of the License. Subject to the approval of 75% of the shareholders or partners of the Grantee, this License and the rights thereunder may be transferred, assigned or encumbered, in whole or in part, by Grantee.

       5.9 DURATION OF LICENSE, REVOCATION, INFRACTIONS AND PENALTIES

           5.9.1 Duration of License. This License shall expire, unless renewed as provided below, on the fifteenth anniversary of the signing of this license ("Initial Term").

           5.9.2 License Renewal. Subject to the terms of revocation provided in
Section 5.9.4 hereof,

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this License may be renewed by the MOC for a term to be determined at that time
("Renewal Terms") upon request of the Grantee submitted to the MOC not later than one year before the expiration of the Initial Term or the date specified in any renewal, provided that the Grantee has materially fulfilled the material terms of the License, applicable legal and regulatory provisions, and accepts any new conditions applicable to the operation of the Network or to Grantee's provision of Cellular Service that the MOC may establish after having made a finding that the public interest requires such new term or condition. The MOC shall resolve any application for renewal not later than six (6) months following the submission of such application.

           5.9.3 Infractions. Either the MOC or any other governmental authority may cause an investigation by the MOC to be initiated if, upon information and belief, or upon a complaint by any third party, in good faith the MOC or the other governmental authority reasonably believes the Grantee has repeatedly and willfully violated the provisions of this License or applicable law and regulations. Prior to imposing sanctions, modifications or revocations, MOC shall convene a hearing pursuant to Section 5.9.5 hereof regarding the alleged violations. If the record developed in such hearing establishes that the conditions imposed pursuant to Section 5.9.4 hereof have been satisfied, the MOC may revoke the License pursuant to those sections. In cases of lesser severity, the MOC may issue public censures and/or impose reasonable reporting requirements, reasonable corrective actions and/or reasonable fines on the Grantee and require the Grantee to comply with the relevant provisions of the License or applicable law or regulation.

           5.9.4 Revocation. The License may not be revoked by the MOC except for good cause shown by substantiated evidence developed in the record of a public hearing to be conducted by the MOC pursuant to Section 5.10.5 hereof for the following reasons:

                 (a) The Grantee is delinquent in any material payments owed to the state of License fees or fines to the MOC in excess of six (6) months; or

                 (b) The Grantee has repeatedly and/or willfully violated material provisions of this License or applicable law and regulations and, after having received notice of such violations from the MOC, has

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refused to take necessary steps to correct such violations within an established period.

           If the License is revoked for any reason not specifically listed in this Section 5.9.4, MOC shall compensate Grantee for all expenses reasonably incurred by Grantee in performance of its obligations under the License upon presentation by Grantee of documentation therefor.

           The Grantee may appeal a decision by the MOC to revoke the License for final settlement under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The arbitration shall be held in Vienna, Austria. The language of the arbitration shall be English. The License shall have a provisional duration of up to six months after any final arbitration order affirming revocation.

           5.9.5 Hearings. Hearings to protect the due process rights of the Grantee and the interests of the consumers of telecommunications services shall be conducted by the MOC prior to the imposition of any censure, fine, amendment or revocation of the License or the consideration of obligatory administrative measures proposed to be imposed on Grantee pursuant to this License. These hearings can only be initiated following the issuance of a summons or notice specifying the proposed order, modification or the charged material violation and the evidence known by the MOC in support of the allegation that such violation occurred and is material. Such hearings shall provide the Grantee with the opportunity to fully participate, including by submitting testimonial, written or other evidence, to evaluate any charges and the supporting evidence therefor against it and to cross-examine witnesses against it. The hearing process will be conducted within the terms determined by the MOC; provided, however, that hearings should be concluded and a decision reached by the MOC on any matter within six (6) months. The MOC shall conduct all proceedings hereunder with due regard for the interests of protecting the privacy of all involved parties. All conclusions reached by the MOC at the close of hearings must be supported by the weight of the evidence in the record developed there-by and are subject to appeal by any party for final settlement under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators

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appointed in accordance with said Rules. The arbitration shall be held in
Vienna, Austria. The language of the arbitration shall be English.

      5.10 MISCELLANEOUS

           5.10.1 Force Majeure. The Grantee shall not be found to have violated a provision of this License due to non-performance or defective or late performance to the extent and for such periods of time as such non-performance or defective or late performance is due to reasons outside Grantee's control, provided that Grantee could not reasonably have been expected to have taken the reason into account or avoided its effects. For purposes of this Section, and without limiting the general applicability of the foregoing, the following events shall constitute reasons outside the Grantee's control: war (whether declared or not), riots, acts of sabotage, natural disasters, explosions, fires, boycotts, strikes, lockouts, acts of Kazakh or other mandatory authority (except those provided for herein), the failure of the frequencies described in Section
5.2 hereof to have been assigned and made available to Grantee without interference within the time periods specified therein; and the failure of the PSTN operator to provide interconnection within twelve months from Grantee's initial request therefor. Notwithstanding the foregoing, however, the Grantee shall continue to take all actions reasonably within its power to comply as fully as possible with this License.

           5.10.2 Notice. Every notice required or contemplated by this License shall be given in writing and delivered by hand or sent by overnight courier, or by telex or facsimile, addressed to the party to whom intended at the address specified below or at such other address as the intended recipient previously shall have been designated by written notice.

            If to the MOC, to:

                      480091, Almaty
                      Ablay Khana Prospect, Number 86
                      Telex: 251126 SAD SU
                      Facsimile: (73272) 63 7210

            If to the Grantee, to:

                      480002, Almaty
                      Zhurgeneva Street, Number 9

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           Facsimile: (73272) 30 0143

           5.10.3 Governing Law. This License shall be governed by, construed and enforced in accordance with the telecommunications laws of the Republic as they may exist from time to time, including the Regulations and, with regard to non-telecommunications matters, by generally accepted customs and practices of commercial law applicable to international business transactions.

           5.10.4 Language. This License was prepared in three languages, Kazakh, Russian and English. All three language versions are of equal legal force. Should any differences of interpretation arise as between the Kazakh, Russian and English versions, then, solely for purposes of resolving such difference in interpretation, the English language version shall prevail.

           Should Grantee appeal for any arguable matters resolution to the International Arbitration as provided in Articles 5.8.5, 5.9.4, and 5.9.5 hereof, it shall provide the MOC with all materials for hearings in Russian.

6. SERVICES COMMENCEMENT DATE: the Third Quarter
        (Not later than)           of 1994

7. DATE OF REGISTRATION:

        February 4, 1994



Minister of Communications
of the Republic of Kazakhstan
(seal)



/s/ I.V. ULYANOV
---------------------------------
(signature)
I.V. Ulyanov



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